NEWS

For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Non-Cash Impairment Charge

Menomonee Falls, Wis. -December 19, 2012 -Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today announced that it expects to report a non-cash pre-tax asset impairment charge of approximately $1 million in its fourth quarter operating results.  The Company has determined that the value of its fixed assets used in the manufacture and test of renewable energy inverters is impaired, due to current incoming order and sales levels of the Company's inverters into renewable energy markets, and significantly diminished prospects for future sales of inverters. The impairment charge reduces the net book value of the Company's renewable energy fixed assets to zero.
Commenting on the impairment charge, Peter McCormick, Magnetek's president and chief executive officer, said, “Renewable energy market conditions have been challenging throughout fiscal 2012, and we responded to the downturn earlier in the year by reducing our cost structure in that part of our business. While we plan to continue to provide parts and service for our existing installed base of inverters, we don't intend to pursue new business opportunities in the renewable energy space. We firmly believe we have sustainable competitive advantages and better growth opportunities in our traditional served markets, primarily in material handling and other motion control markets. As a result, we intend to focus our future investments in those areas,” concluded Mr. McCormick.

About Magnetek, Inc.
Magnetek, Inc. provides digital power and motion control systems used in overhead material handling, elevator, and mining applications. The Company is North America's largest supplier of digital drive systems for industrial cranes, hoists, and monorails. Magnetek provides Energy Engineered® drives, radio remote controls, motors, and braking and collision avoidance subsystems to North America's foremost overhead material handling crane builders. The Company is also the world's largest independent builder of highly integrated digital motion control systems for high-rise, high-speed elevators and is a leading independent supplier of digital motion control systems for underground coal mining applications. Magnetek is headquartered in Menomonee Falls, Wis., in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., and Bridgeville, Pa., as well as Menomonee Falls.

Special Note Regarding Online Availability of Magnetek Releases and Filings
All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.

Special Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's Form 10-K and other reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.